Filed Pursuant to Rule 424(b)(3) by CC Media Holdings, Inc.
Commission File No.: 333-143349
SUPPLEMENT NO. 1 TO JOINT PROXY STATEMENT/PROSPECTUS
     On or about August 23, 2007, we mailed to you a joint proxy statement/prospectus relating to the special meeting of shareholders of Clear Channel Communications, Inc., a Texas corporation, at which you will be asked to approve and adopt a merger agreement which provides for the merger of Clear Channel with a subsidiary of CC Media Holdings, Inc., a corporation formed by private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P.
     The purpose of this supplement No. 1 to the joint proxy statement/prospectus is to provide information regarding the application of what we refer to in the joint proxy statement/prospectus as the “Individual Cap,” i.e., the limit on the number of shares of CC Media Holdings Class A Common Stock that may be issued to any one holder of shares of Clear Channel Common Stock or options that make a Stock Election (as defined below) in the merger. Terms used herein have the meaning ascribed to them in the joint proxy statement/prospectus.
     As is described in more detail in the joint proxy statement/prospectus, each holder of Public Shares may elect to receive one share of CC Media Holdings Class A Common Stock for each share of Clear Channel Common Stock they hold or that is issuable upon exercise of an option to purchase Clear Channel Common Stock (the “Stock Election”), subject to proration for an Aggregate Cap and to the Individual Cap. The Individual Cap limits each holder making a Stock Election to a maximum number of shares of CC Media Holdings Class A Common Stock equal to 9.9% of the total number of shares of CC Media Holdings Class A Common Stock issued and outstanding immediately following the consummation of the merger. We currently anticipate that, immediately following the merger, the only shares of CC Media Holdings capital stock that will be outstanding will be Class A Common Stock. Assuming that holders of Public Shares elect to receive the maximum Stock Consideration in the merger, immediately following the merger the Class A Common Stock will be held 30% by former holders of Public Shares making Stock Elections and 70% by one or more new entities controlled by private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P., or their affiliates, and their co-investors (subject to reduction on account of rollover investments by certain officers and other employees as Rollover Shares). We expect that as soon as reasonably practicable after the consummation of the merger, the entities controlled by private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P., or their affiliates, and their co-investors will exchange their shares of CC Media Holdings Class A Common Stock for shares of CC Media Holdings Strong Voting Class B Common Stock and Non-voting Class C Common Stock, to be held in the percentages described in the joint proxy statement/prospectus.
     As a result of the application of the Individual Cap, the maximum number of shares of CC Media Holdings Class A Common Stock that may be issued to any one shareholder (including the Highfields Funds) submitting an Election Form making a Stock Election will be 10,102,040 shares of Class A Common Stock or 9.9% of the total number of shares of Class A Common Stock anticipated to be outstanding immediately following the Closing.
     You may revoke your form of election and withdraw all or any portion of the shares submitted with your letter of transmittal and file a new form of election at any time prior to 5:00 p.m., New York City time, on September 24, 2007, by submitting a written notice of revocation or a new form of election, in each case together with a notice of withdrawal, to the paying agent, Mellon Investor Services LLC, attention Corporate Action Dept., 27th Floor, by mail at P.O. Box 3447, South Hackensack, NJ 07606 or by overnight courier at 480 Washington Boulevard, Jersey City, NJ 07310. If you wish to submit a new election you must do so in accordance with the election procedures described in the joint proxy statement/prospectus and the form of election. If you instructed a broker to submit an election for your shares, you must follow your broker’s directions for changing those instructions.
     Holders of record of Clear Channel Common Stock who hold such shares as nominees, trustees or in other representative or fiduciary capacities may submit one or more election forms covering the aggregate number of shares held by such representative for the beneficial owners for whom the representative is making an election. If any shares of Clear Channel Common Stock are not covered by an effective election form they will be deemed to have made a Cash Election and will be exchanged for the cash consideration pursuant to the terms of the merger agreement as described in the joint proxy statement/prospectus.
     The joint proxy statement/prospectus previously mailed to you continues to apply. To the extent information in this supplement differs from, updates or conflicts with information contained in the joint proxy statement/prospectus, the information in this supplement is the more current information.
IMPORTANT ADDITIONAL INFORMATION REGARDING THE MERGER AND WHERE TO FIND IT:
     In connection with the proposed merger, CC Media Holdings, Inc. has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4, as amended, that contains the joint proxy statement/prospectus and other documents regarding the proposed transaction. Before making any voting or investment decisions, security holders of Clear Channel are urged to read the joint proxy statement/prospectus and all other documents regarding the merger, carefully in their entirety, because they contain important information about the proposed transaction. If you need another copy of the joint proxy statement/prospectus or election form, free of charge, or have additional questions about the merger, the supplement, or other matters discussed in the joint proxy statement/prospectus, please call our proxy solicitor, Innisfree M&A Incorporated, toll free at 877-456-3427. The joint proxy statement/prospectus may also be found on the Internet, as filed by CC Media Holdings, Inc. at http://www.sec.gov.